SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

Salix Pharmaceuticals, Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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On June 6, 2014, Salix Pharmaceuticals, Ltd. sent the following letter to Fidelity Investments, one of the Company’s stockholders. This letter is hereby filed to the extent it may be deemed additional soliciting material within the meaning of the Securities Exchange Act of 1934, as amended. A copy of the letter is attached hereto.

[Salix Letterhead]

June 6, 2014

VIA Electronic Mail

Peter Dervan

Fidelity Investments

One Spartan Way TS1E

Merrimack, NH 03054

Dear Mr. Dervan:

We greatly appreciate the discussion with you on June 4, 2014 regarding Fidelity Investments’ (“Fidelity”) Proxy Voting Guidelines as they relate to Proposal 3 in the 2014 Proxy Statement of Salix Pharmaceuticals Ltd. (the “Company”), which requests stockholder approval of the Salix Pharmaceuticals Ltd. 2014 Stock Incentive Plan (the “Plan”).

In our conversation, you indicated concern as to the absence of a prohibition on grants of options with exercise prices at less than fair market value as of the grant date, which we refer to in this letter as “discounted options.” We note that the Plan prohibits grants of discounted options as incentive stock options, but does not prohibit issuance of discounted non-qualified stock options. You indicated that Fidelity would consider an affirmative vote for the Plan if the Company were to represent to Fidelity that it would recommend to its Board of Directors (the “Board”) an amendment to the Plan specifically prohibiting discounted options.

We have discussed your concerns with Dr. Mark Sirgo, the Chairman of our Compensation Committee. Dr. Sirgo has requested that we provide you this letter to confirm that the Compensation Committee will seek approval of an amendment to the Plan at its next regularly scheduled meeting on June 13, 2014 to prohibit all grants of discounted options under the Plan.

We trust that this confirmation will address your concerns. We are committed to engaging with stockholders regarding compensation practices, and we appreciate your input. If you have any further questions or concerns, please call me at your convenience.

Sincerely yours,

/s/ Adam Derbyshire

Adam Derbyshire

Executive Vice President, Finance and Administration, and Chief Financial Officer